Exhibit 10.19

                        AMENDMENT TO MARKETING AGREEMENT

         This Amendment to Marketing Agreement is made as of this 15th day of February, 2001, between Preferred Voice, Inc., a Delaware corporation ("PVI") NC RSA 3 Cellular Telephone Co., Inc. a North Carolina corporation ("Wireless Provider").

                             BACKGROUND INFORMATION

PVI and Wireless Provider entered into a Marketing Agreement dated March, 1, 2000 (the "Agreement") under which PVI agreed to install Systems that would permit Wireless Provider to provide certain speech-enabled services, Such as Safety Dialing, to its wireless subscribers. PVI and Wireless Provider have decided on a new method for marketing the Safety Dialing Service. In light of the new marketing plans, the parties wish to amend the compensation payable under the Agreement.

Accordingly, in consideration of the above and the agreements set forth below, PVI and Wireless Provider agree as follows:

                              SUBSTANTIVE PROVISION

1. Terms that were defined in the Agreement will have the meanings as described to them in the Agreement when used in this Amendment.

2. From and after the date Wireless Provider commercially offers Services to its wireless subscribers in a market (the "Launch Date"), Wireless Provider shall provide Safety Dialing to all of its wireless Subscribers in that market (at a minimum of $** per wireless subscriber), including new wireless Subscribers who start service after the Launch Date. As soon as practical after this Amendment is executed, Wireless Provider shall provide PVI a schedule of its Launch Dates for all of its markets so PVI may schedule installations. The Launch Dates may be modified by agreement of the parties if PVI's installation schedule requires it. PVI requires at least 60 days prior notice of a Launch Date that is not already scheduled for installation.

3. PVI shall contribute up to $** per wireless subscriber of the compensation it receives for Safety Dialing for each of the first three months after the Launch Date to a wireless subscriber awareness marketing campaign to be conducted by PVI and coordinated through Wireless Provider. PVI may prefund contributions to the marketing campaign. PVI will also contribute up to **% of the amounts it receives in the first three months following a Service's Launch Date for any other Service offered by Wireless Provider to the wireless subscriber awareness marketing campaign.

4. Exhibit E is amended to read in its entirety as does Attachment I to this Amendment.

5. The Agreement remains in full force and effect in accordance with its terms as amended hereby.

PREFERRED VOICE, INC.                           NC RSA 3 CELLULAR TELEPHONE CO.,
                                                INC.


By:  /s/ Ron Miller                             By: /s/ John McMillan
    -------------------------------                -----------------------------
Name: Ron Miller                                Name: John McMillan
Title: VP Marketing                             Title: General Manager


**[Confidential Treatment] indicates that portions of this document that have been deleted from this document and have been separately filed with the Securities and Exchange Commission.

                                  ATTACHMENT II

                                    EXHIBIT E

                              REVENUE SHARING FEES

**% of all Revenue,  which for Safety  Dialing shall provide PVI a payment of at
least $**   per month per Wireless  Provider  subscriber  in any market in which
Service is offered, where Revenue equals the greater of

         (i) the amount that would have been received by Wireless Provider if the charges set forth in the Exhibit E-1 had been charged to each subscriber using or authorized to use one of the Services described in Exhibit E-1, except that if Wireless Provider is offering reduced rates or free service as part of a promotion, for any Service other than Safety Dialing, only a new Subscriber's actual revenue need be accrued for the promotion during the first 30 days of service to the new subscriber, or

         (ii) the actual revenue received from subscribers using a Service offered by means of a System, excluding sales and use taxes, interest and late charges, except that if the charge for any of the Services described in Exhibit E-1 is bundled into another service charge for Wireless Provider's service, Revenue shall include an amount equal to the charge for that Service as set forth in Exhibit E-1 times the number of subscribers who have access to that Service as a part of their service from Wireless Provider.






**Confidential Treatment Requested.